Exhibit 99.1

Cray/Media:	Investors:
Steve Conway	Victor Chynoweth
651/592-7441	206/701-2094
sttico@aol.com	vic@cray.com
CRAY INC. REPORTS FIRST QUARTER FINANCIAL RESULTS
Company Narrows Loss; Cash Improves to $69.9 Million
SEATTLE, WA – May 4, 2006 – Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today announced financial results for the first quarter ended March 31, 2006. Total revenue for the first quarter of 2006 was $48.5 million compared to $37.6 million in the same period of the prior year. Net loss for the quarter improved significantly to ($5.3 million) or ($0.06) per share compared to ($21.0 million) or ($0.24) in the first quarter of 2005. On a sequential basis, net loss improved by over 40 percent, down from ($9.2 million) or ($0.10) per share in the fourth quarter of 2005.
The Company reported total gross margin of 29.2 percent for the first quarter of 2006 compared to 9.9 percent in the prior year period and 24.4 percent in the fourth quarter of 2005. Product margin improved, both year-over-year and sequentially, to 22.2 percent in the first quarter of 2006 compared to (0.2) percent in the same period of the prior year and 17.9 percent in the fourth quarter of 2005. Service gross margin for the first quarter of 2006 was 46.0 percent compared to 33.1 percent in the first quarter of 2005 and 50.8 percent in the fourth quarter of 2005.
Operating expenses in the first quarter, excluding restructuring, severance and impairment, were $17.8 million, down year-over-year from $23.9 million in the first quarter of 2005, and slightly lower on a sequential basis compared to $18.3 million in the fourth quarter of 2005. A contract delay associated with a co-funded research and development project negatively affected first quarter 2006 operating expense by $0.6 million; the Company still anticipates that the contract will be signed within the next few months.
Included in the reported loss from operations of ($4.4 million) for the first quarter of 2006 was $0.7 million for restructuring and severance expense, $1.0 million related to the 2004 restatement and the securities litigation defense, and non-cash items of $0.5 million related to stock compensation and $4.6 million for depreciation and amortization.
Cash and short-term investments as of March 31, 2006 increased for the third straight quarter to $69.9 million, up from $46.0 million reported in the fourth quarter of 2005. This was driven by a sharp reduction in accounts receivable, which declined from $55.1 million as of December 31, 2005 to $30.3 million as of March 31, 2006. Inventory also decreased sequentially to $60.1 million, which includes $38.5 million of inventory at customer sites, at the end of the first quarter, down from $67.7 million at the prior quarter-end. To date, the Company has not drawn upon the credit facility put in place in the second quarter of 2005.
“We are quite pleased with the progress we have made over the past three quarters,” said Peter Ungaro, President and CEO of Cray. “In a relatively short period of time, we have significantly improved the bottom line and balance sheet by focusing efforts on key initiatives around improved efficiency and execution. At the same time, we have refined our product roadmap to address near and longer-term customer demand around our Adaptive Supercomputing vision; our expectation is that these efforts will be well received by the market. Our goal is to leverage these efforts and ultimately drive both profitability and shareholder value,” Ungaro stated.
Added Ungaro, “While we are executing well to our plan, the first quarter was light in terms of bookings, primarily due to procurement timing issues. That said, I am very excited about the size and quality of our sales pipeline and I believe we are very well positioned in a number of large opportunities, both domestically and internationally.”
Outlook
Consistent with previous guidance, Cray anticipates annual revenue for 2006 will be higher than 2005 levels, likely growing between 5 and 15 percent. The Company expects that the second half of 2006 will be stronger than the first half, with the potential for 60 percent of product revenue being recognized in the fourth quarter. The Company expects revenue in the second quarter, and possibly third quarter, to be down significantly compared to the first quarter and expects to report a net loss for these periods. Operating expenses, excluding any restructuring costs, should be down slightly in the second quarter and increase modestly in the second half, with a heavy weighting to the fourth quarter due primarily to higher anticipated revenue. The Company expects to use cash over the remainder of the year, but does not expect to borrow under its credit facility.
Recent Highlights
•	In March, Cray announced its Adaptive Supercomputing vision in which a new supercomputing platform integrates not one but multiple processing technologies into a single, highly-scalable system that can adapt to the unique needs of each application, providing superior performance and enhanced user productivity.

•	The United Kingdom’s AWE plc awarded Cray with a $35 million contract, including $9 million of future maintenance, to build one of the world’s most powerful supercomputers. When completed, the Cray XT3™ system will have a peak performance of over 40 teraflops (trillions of calculations per second).

•	Major acceptances in the first quarter included a large Cray XT3 system at the Engineer Research and Development Center for the U.S. Army Corp of Engineers, and large Cray XD1™ systems at the Naval Research Laboratory and Rice University.

•	Cray added several new customers in the Asia Pacific region. In Japan, these included Toyota Auto Body, Sony Information Technologies Laboratories, Japan Science and Technology Agency; in India, Cray’s partner, Hinditron Cray Supercomputers (India) Private Limited, secured orders with India’s National Centre for Medium Range Weather

Forecasting and India’s Institute for Plasma Research; and in Australia, the University of Western Australia installed a Cray XT3 system.
•	Cray reported that all material weaknesses reported in its 2004 Annual Report have been remediated and that the Company’s disclosure controls and procedures and its internal control over financial reporting were effective as of December 31, 2005; the Company’s independent registered public accounting firm rendered an unqualified opinion on both management’s assessment and the effectiveness of internal control over financial reporting.

•	Cray recently announced that Judge Thomas S. Zilly of the U.S. District Court for the Western District of Washington dismissed both the consolidated class action litigation filed against the Company and certain of the Company’s present and former officers and directors, and the consolidated derivative litigation filed against the Company’s present and former officers and directors, subject to the right of the plaintiffs to file amended complaints.
Conference Call Information
Cray will host a conference call today, Thursday, May 4, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss first quarter 2006 financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-800-240-6709. International callers should dial 303-262-2006. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com or to www.streetevents.com.
If you are unable to attend the live conference call, an audio webcast replay will be available in the investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-405-2236 and entering access code 11060356. International callers can listen to the replay by dialing 303-590-3000, access code 11060356. The conference call replay will be available for 72 hours, beginning at 5:00 p.m. Pacific Time on Thursday, May 4, 2006.
About Cray Inc.
As the global leader in supercomputing, Cray provides highly advanced supercomputing systems and world-class services and support to government, industry and academia. Cray technology enables scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision will result in innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. For more information, go to www.cray.com.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These include fluctuating quarterly operating results, lower margins and earnings due to significant pricing pressure, the timing of product upgrades, the timing and level of government research and development funding and supercomputer system purchases, the timing of customer acceptances for products shipped, reliance on third-party suppliers including delays in availability of parts from suppliers, the effect of new European environmental regulations on product shipments, technical challenges of developing high performance computing systems including potential delays in development projects, retention and attraction of key employees and managers, adequate liquidity and cash resources, the successful porting of application programs to Cray computer systems, Cray’s ability to keep up with rapid technological change, Cray’s ability to compete against larger, more established companies and innovative competitors, and general economic and market conditions. For a discussion of these and other risks, see “Risk Factors” in Cray’s most recent Annual Report on Form 10-K filed with the SEC.
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Cray is a registered trademark, and Cray XT3 and Cray XD1 are trademarks of Cray Inc. All other trademarks are the property of their respective owners.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended
	March 31,
	2005	2006
REVENUE:
Product	$26,310	$34,269
Service	11,324	14,246

Total revenue	37,634	48,515

OPERATING EXPENSES:
Cost of product revenue	26,352	26,677
Cost of service revenue	7,575	7,693
Research and development, net	13,032	7,215
Sales and marketing	6,599	4,985
General and administrative	4,267	5,594
Restructuring and severance	(215)	738

Total operating expenses	57,610	52,902

Loss from operations	(19,976)	(4,387)

Other expense, net	(502)	(41)

Interest expense, net	(437)	(608)

Loss before income taxes	(20,915)	(5,036)

Income tax expense	(120)	(269)

Net loss	$(21,035)	$(5,305)

Basic and diluted net loss per common share	$(0.24)	$(0.06)

Basic and diluted weighted average shares outstanding	88,114	89,351

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share data)

	December 31,	March 31,
	2005	2006
ASSETS
Current assets:
Cash and cash equivalents	$46,026	$69,893
Accounts receivable, net	55,064	30,265
Inventory	67,712	60,117
Prepaid expenses and other current assets	2,909	3,635

Total current assets	171,711	163,910

Property and equipment, net	31,292	28,058
Service inventory, net	3,285	3,167
Goodwill	56,839	56,753
Deferred tax asset	575	631
Intangible assets, net	1,113	1,174
Other non-current assets	8,190	7,580

TOTAL ASSETS	$273,005	$261,273

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,911	$19,421
Accrued payroll and related expenses	12,145	10,625
Other accrued liabilities	10,702	9,946
Deferred revenue	81,749	71,157

Total current liabilities	119,507	111,149

Long-term deferred revenue	5,234	5,035
Other non-current liabilities	2,317	2,875
Convertible notes payable	80,000	80,000

TOTAL LIABILITIES	207,058	199,059

Shareholders’ equity:
Common stock	422,691	421,956
Exchangeable shares	576	—
Deferred compensation	(2,811)	—
Accumulated other comprehensive income	6,258	6,330
Accumulated deficit	(360,767)	(366,072)

TOTAL SHAREHOLDERS’ EQUITY	65,947	62,214

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$273,005	$261,273